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PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 14, 1999)                                        [LOGO]
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                                                               Filed Pursuant to
                                                                  Rule 424(b)(2)
                                                              Reg. No. 333-87063

                                3,000,000 SHARES

                          AVALONBAY COMMUNITIES, INC.

                                  COMMON STOCK
                               ------------------

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                               ------------------

    Effective immediately, we have modified our Dividend Reinvestment and Stock Purchase Plan. You will continue to be able to purchase newly issued shares of our common stock directly from us with reinvested cash dividends at a purchase price per share equal to 97% of the last reported sale price for a share of our common stock as reported by the New York Stock Exchange on the applicable investment date. However, for shares purchased with optional cash payments, we have modified the plan in the following ways:

    - The purchase price for newly issued shares of our common stock that you purchase directly from us with optional cash payments of up to $100,000 per calendar quarter will be 100% of the last reported sale price for a share of our common stock as reported by the NYSE on the applicable investment date.

    - The purchase price for shares of our common stock that you purchase directly from us with optional cash payments in excess of $100,000 per calendar quarter made with a Request for Waiver will be 100% of the average of the daily high and low sales prices of our common stock on the NYSE for the ten trading days immediately preceding the applicable investment date.

    We previously sent to you, or are concurrently sending to you, the prospectus to which this prospectus supplement relates. You should carefully read this prospectus supplement together with the prospectus. In particular, you should note that the cover page, the summary and questions 2, 11 and 22 of the prospectus dated September 14, 1999 are hereby modified to reflect the terms set forth above in this prospectus supplement. In all other respects, the plan will continue to operate as it has in the past. If you would like another copy of the prospectus or an Authorization Form, please contact our plan administrator at the following address:

                               First Union National Bank
                               Attention: Shareholder Services Group
                               1525 West W.T. Harris Boulevard, 3C3
                               Charlotte, North Carolina 28288-1153
                               You may call First Union at (800) 829-8432.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 17, 1999.